Form of
                          SUPPLEMENTAL ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of [ ], by and among FOLKSAMERICA HOLDING COMPANY, INC., a New York corporation ("FHC"), FOLKSAMERICA REINSURANCE COMPANY, a New York domiciled insurance company ("FRC," and, together with FHC, "Buyer") and a wholly owned subsidiary of FHC, RISK CAPITAL REINSURANCE COMPANY, a Nebraska domiciled reinsurance company ("Seller"), and [Citibank, N.A.], as Escrow Agent (the "Escrow Agent"). Certain capitalized terms have the meanings given to them in Annex A hereto.


                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, Buyer, FHC, Seller and Risk Capital Holdings, Inc., a Delaware corporation and the parent of Seller, are parties to an Asset Purchase Agreement, dated as of January 17, 2000 (the "Purchase Agreement");

     WHEREAS, pursuant to the Purchase Agreement, on the Closing Date, the Buyer purchased all of the reinsurance operations of Seller;

     WHEREAS, this is the Non-CPIS Escrow Agreement referred to in the Purchase Agreement;

     WHEREAS, pursuant to Section 2.04(b)(iii) of the Purchase Agreement, the Seller is required to deposit funds into escrow in an amount equal to the Deposited Amount (as defined below);

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

     1. Appointment of Escrow Agent. Each of Buyer and Seller hereby designates and appoints the Escrow Agent as escrow agent, and the Escrow Agent hereby accepts such appointment, on the terms and subject to the conditions of this Agreement.

     2. Deposited Amount; Escrowed Funds; Escrow Account.

     (a) Seller hereby deposits with the Escrow Agent pursuant to Section 2.04(b)(iii) of the Purchase Agreement, and the Escrow Agent hereby acknowledges receipt of, the Deposited Amount.

     (b) The Escrow Agent shall establish a segregated account (the "Escrow Account") at its office located at its address set forth in Section 10 in which to hold the Escrowed Funds and any securities in which the Escrowed Funds may, from time to time, be invested. The Escrow Agent shall keep appropriate books and records for the Escrow Account, including a list of securities in which the Escrowed Funds are invested, any interest, dividends or other distributions on or proceeds from any investment of Escrowed Funds and any amounts released from the Escrow Account in accordance with Section 6. At the request of Buyer or Seller from time to time, the Escrow Agent shall allow representatives of such party to inspect and make copies of such books and records upon reasonable notice during normal business hours. In any event, within 30 days of the end of each calendar quarter, the Escrow Agent shall provide to Buyer and Seller a statement of the list of securities in which the Escrowed Funds are invested, the amount of any interest, dividends or other distributions on or proceeds from any investment of Escrowed Funds and any amounts released from the Escrow Account in accordance with Section 6. Escrowed Funds shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of either Buyer or Seller owing to the Escrow Agent in any capacity.

     3. Investment of Escrowed Funds. The Escrow Agent shall invest and reinvest the Escrowed Funds solely in Permitted Investments specified in written instructions given to the Escrow Agent by both Buyer and Seller. The initial investment instructions are attached hereto as Schedule 1. In the event that Buyer and Seller do not give written directions to the Escrow Agent in a timely manner, the Escrow Agent shall invest and reinvest the Escrowed Funds in Permitted Investments selected by the Escrow Agent. Any returns on Escrowed Funds, whether in the form of interest, dividends or other distributions or otherwise, shall be added to the Escrow Account and shall constitute Escrowed Funds. The Escrow Agent shall be entitled to make such investments in its discretion and shall have no liability to Buyer or Seller arising, directly or indirectly, from any investment made pursuant to this Section 3. The Escrow Agent shall vote any securities in which the Escrow Funds are invested in accordance with the instructions of Seller.

     4. Reports on Paid Losses, Ending Reserves and Reserve
Deficiency/Redundancy Calculation. As soon as practicable (but not later than ninety (90) days) after the Valuation Date, Buyer shall deliver to Seller and the Escrow Agent each of the following:

          (i) A report of independent public accountants designated by Buyer (who may also be the independent public accountants of Seller or Buyer) setting forth the amount of Paid Losses and showing in reasonable detail the calculation thereof.

          (ii) A report by an independent actuary designated by Buyer (who may also be the independent actuary of Seller or Buyer, but not an employee of either) setting forth the amount of Ending Reserves and showing in reasonable detail the calculation thereof.

          (iii) A report of independent public accountants designated by Buyer (who may also be the independent public accountants of Seller or Buyer) setting forth the difference of (1) the Beginning Reserves over (2) the sum of Paid Losses plus Ending Reserves. Such difference shall be called "Reserve Deficiency" if it is negative and "Reserve Redundancy" if it is zero or positive. The Reserve Deficiency shall not exceed the Deposited Amount. Such report shall show such calculation in reasonable detail.

     5. Disputes.

     (a) If at any time within the Objection Period Seller gives an Objection Notice, Appointed Experts shall be engaged to separately determine the Reserve Deficiency/Reserve Redundancy, and/or Ending Reserves and confirm the calculation of Paid Losses. The Appointed Experts shall determine the Reserve Deficiency/Reserve Redundancy, and/or Ending Reserves and confirm the calculation of Paid Losses within forty-five (45) days of the date Seller gives such notice. The determination by an actuary that is an Appointed Expert shall be conducted (x) using its independent judgment based on prevailing facts, circumstances and trends, (y) in accordance with generally accepted actuarial standards and principles, and (z) to the extent not inconsistent with the foregoing, in a manner and applying a method consistent with the determination of the Beginning Reserves. It is understood that such actuary shall in no way be inhibited in the use of its independent judgment. Except as provided in Section 5(c), the Appointed Experts' determinations and confirmations shall be final and binding on all parties. Fees and expenses of the Appointed Experts shall be paid equally by Buyer and Seller.

     (b) Buyer and Seller agree to cooperate with and use all commercially reasonable efforts to assist the Appointed Experts, including by furnishing all information reasonably requested by them, in performing the services specified hereby, and to negotiate in good faith to resolve the disputes under Section 5(a).

     (c) Seller shall be entitled to dispute Paid Losses the calculation of which shall have been confirmed by the Appointed Experts only to the extent that Seller can show Paid Losses shall not have been incurred by Buyer in its exercise of the reasonable business judgment of a reasonable reinsurer under similar circumstances without regard to the availability of the Escrow Funds (it being recognized that Buyer's rights to control payment of losses by cedents are limited).

     6. Release of Escrowed Funds. Escrowed Funds shall be released from the Escrow Account only in accordance with this Section 6.

     (a) Tax Distributions. Within two business days after the end of each calendar quarter (beginning with December 31, 2000), the Escrow Agent shall release from the Escrow Account and deliver to Seller Escrowed Funds in an amount equal to the tax that Seller notifies Buyer and the Escrow Agent is actually payable (after giving effect to Seller's net operating losses) by the Seller in respect of earnings on the Escrowed Funds since the end of the immediately preceding calendar quarter (or, in the case of the first such calendar quarter, since the date hereof) (such amounts, collectively, the "Tax Distributions"). Buyer shall have no right to dispute the amount of taxes so notified by Seller.

     (b) By Mutual Instructions. The Escrow Agent shall release Escrowed Funds from the Escrow Account in accordance with any mutual written instruction of both Buyer and Seller.

     (c) Paid Losses in Excess of Beginning Reserves.

          (i) At the end of the first calendar quarter in which Paid Losses (calculated with the references to "Valuation Date" in the definition thereof being to such quarter-end and subject to Section 5(c)) exceed the Beginning Reserves (such excess, the "Excess"), Buyer may give written notice of the Excess to Seller. Such notice shall be accompanied by a report of independent public accountants designated by Buyer (who may also be the independent public accountants of Seller or Buyer) setting forth the amount of Paid Losses and showing in reasonable detail the calculation thereof. If at any time within thirty (30) days of the receipt of such notice, Seller gives written notice to Buyer that it disputes the Paid Losses or any component thereof, Appointed Experts shall be engaged to confirm the calculation of Paid Losses. The Appointed Experts shall confirm the calculation of the Paid Losses within forty-five (45) days of the date Seller gives such notice, and give notice to the Escrow Agent of the amount of the Excess. Except as provided in Section 5(c), the Appointed Experts' confirmation of the calculation shall be final and binding on all parties. On the later of (A) the end of the 30-day period referred to in this
     Section 6(c)(i) and (B) the delivery by the Appointed Experts of their confirmation of the calculation of the Excess, the Escrow Agent shall release from the Escrow Account and deliver to Buyer Escrowed Funds in an amount equal to any Excess.

          (ii) Following the release of Escrowed Funds pursuant to Section 6(c)(i), from time to time, Buyer shall give written notice to Seller of Paid Losses since the last such release to the end of any subsequent calendar quarter ("Additional Paid Losses"), accompanied by a reasonably detailed report of the Buyer's calculation of such Additional Paid Losses, at the end of such calendar quarter. Upon the receipt of such report, the Escrow Agent shall release from the Escrow Account and deliver to the Buyer Escrowed Funds in an amount equal to such Additional Paid Losses.

          (iii) The release of Escrowed Funds pursuant to Section 6(c) shall not affect the right of Seller to dispute the amount of Paid Losses included in any Reserve Deficiency or Reserve Redundancy submitted by or on behalf of Buyer.

     (d) Reserve Deficiency/Redundancy. On the Settlement Date:

          (i) if there is a Reserve Deficiency, (x) the Escrow Agent shall release from the Escrow Account and deliver to Buyer the Buyer Portion and
     (y) the Escrow Agent shall release from the Escrow Account and deliver to Seller the Seller Portion.

          (ii) if there is a Reserve Redundancy, the Escrow Agent shall release from the Escrow Account and deliver to Seller all of the Escrowed Funds.

     (e) Liquidation of Investments. If necessary to satisfy any distributions under this Agreement the Escrow Agent may sell or liquidate, in its sole discretion, any one or more investments prior to maturity and the Escrow Agent shall not be liable to Seller or to Buyer for any loss or penalties resulting from or relating to such sale or liquidation; provided that the payee may (i) extend any payment period in this Section 6 in order to avoid any loss of income or principal from a premature liquidation of an escrow investment and/or (ii) opt in writing to receive securities from the Escrow Account rather than immediately available funds.

     (f) Payments. Unless directed otherwise in writing by a payee, all payments shall be made by wire transfer of immediately available funds to the account specified by such payee.

     7. Reports; Inspection Rights.

     (a) Within 45 days of the end of each of the first three fiscal quarters of Buyer of each year prior to the Valuation Date, Buyer shall deliver to Seller a report setting forth (i) the Paid Losses (for such purposes, the references to Valuation Date and audited financial statements in the definition thereof being to such quarter-end and interim financial statements, respectively), (ii) the Reserves as of such quarter-end, (iii) the calculation of each of the foregoing in reasonable detail (including in the case of Paid Losses, a list of all individual losses, if available from the ceding company) and (iv) such other related matters as Seller reasonably requests, to the extent reasonably available.

     (b) Within 90 days of the end of each fiscal year of Buyer prior to the Valuation Date, Buyer shall deliver to Seller a report setting forth (i) the Paid Losses (for such purposes, the references to Valuation Date and financial statements in the definition thereof being to such year-end and year-end financial statements), (ii) the Reserves as of such year-end, (iii) the difference of (1) the Beginning Reserves over (2) the sum of Paid Losses (calculated with the references to "Valuation Date" in the definition thereof being to such year-end) plus the Reserves as of such year-end, (iv) the calculation of each of the foregoing in reasonable detail (including in the case of Paid Losses, a list of all individual losses, if available from the ceding company) and (v) such other related matters as Seller reasonably requests, to the extent reasonably available.

     (c) From time to time as the Buyer and the Seller may reasonably agree (but not less frequently than once per year) upon reasonable notice during normal business hours, representatives of Seller (including its independent public accountants and actuary) shall be permitted to inspect Buyer's books and records involving the Business, including those relating to settlement and payment of claims and work papers of Buyer's independent public accountants and actuary, and, at Seller's expense, to make copies of them, and to discuss them with Buyer's representatives (including its independent public accountants and actuaries).

     (d) The parties agree that Seller's receipt of reports or information pursuant to this Section 7 shall not affect Seller's rights under Section 5 or 6.

     8. Responsibility of Escrow Agent. The Escrow Agent shall not be responsible for the genuineness of any signature or document presented to it pursuant to this Agreement and may rely conclusively upon and shall be protected in acting upon any judicial order or decree, certificate, notice, request, consent, statement, instruction or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person hereunder, or duly authorized by such person or properly made. Notwithstanding anything to the contrary in this Agreement, prior to taking any action hereunder, the Escrow Agent may, if in doubt regarding its duties and obligations, seek instructions from Buyer and Seller, and if such instructions are in conflict, the Escrow Agent may seek instructions or other relief (including but not limited to interpleader) from a court of competent jurisdiction, and further may request such evidence, documents, certificates or opinions as it may deem appropriate. The Escrow Agent shall be entitled to retain counsel both to advise it and in connection with any court action, and such counsel's reasonable attorneys' fees shall be borne by Buyer and Seller pursuant to Section 9. The Escrow Agent shall be entitled to act in reliance upon the advice of counsel in all matters pertaining to this Agreement, and shall not be liable for any action taken or omitted by it in accordance with such advice and in the absence of gross negligence or willful misconduct by the Escrow Agent. The Escrow Agent shall not be responsible for any of the agreements contained herein except the performance of its duties as expressly set forth herein. The duties and obligations of the Escrow Agent hereunder shall be governed solely by the provisions of this Agreement, and the Escrow Agent shall have no duties other than the duties expressly imposed herein and shall not be required to take any action other than in accordance with the terms hereof. The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, cancellation, rescission or supersession of this Agreement, unless in writing and signed by Buyer, Seller and the Escrow Agent. In the event of any controversy or dispute hereunder or with respect to any question as to the construction of this Agreement, its liability hereunder is to be limited solely to gross negligence or willful misconduct on its part; provided that the Escrow Agent's liability with respect to the handling of funds shall be limited to ordinary negligence on its part. Buyer and Seller shall indemnify and hold the Escrow Agent harmless, and further protect and defend the Escrow Agent (with counsel selected by the Escrow Agent) against any losses, liabilities and damages incurred by the Escrow Agent as a consequence of any action taken or omitted to be taken by the Escrow Agent in the performance of its obligations hereunder (including, without limitation, the reasonable fees and disbursements of counsel), with the exception of any losses, liabilities and damages arising from the Escrow Agent's gross negligence or willful misconduct (or any liability arising from ordinary negligence in the handling of funds). The representations and obligations of Buyer and Seller to the Escrow Agent in this Agreement shall survive the termination of this Agreement.

     9. Fees of Escrow Agent. The Escrow Agent's fees for its services hereunder shall be at the rate specified on Schedule 2 attached hereto, for so long as any portion of the Escrowed Funds are held by the Escrow Agent hereunder. The fees and expenses of the Escrow Agent (including the Escrow Agent's reasonable attorney's fees) shall be paid one-half by Buyer and one-half by Seller.

     10. Notices and Communications. All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given (1) if delivery by hand to a party at the address specified below, upon delivery to a person authorized to receive mail for such party at such address, (2) if sent by overnight courier to the address specified below, on the next business day, (3) if mailed to the address specified below by certified mail, return receipt requested, postage prepaid, on the fifth business day following deposit in the mails, or (4) if sent by facsimile, upon receipt of confirmation by the facsimile machine:

          If to Buyer, to:

                   Folksamerica Holding Company, Inc.
                   One Liberty Plaza
                   New York, New York  10006
                   Facsimile No.:  (212) 385-3678
                   Attention:  Steven E. Fass

          with a copy to:

                   Morgan Lewis & Bockius, LLP
                   101 Park Avenue
                   New York, New York  10178
                   Facsimile No:  (212) 309-6273
                   Attention:  F. Sedgwick Browne

          If to Seller, to:

                   Risk Capital Holdings, Inc.
                   20 Horseneck Lane
                   Greenwich, Connecticut  06830
                   Facsimile No.:  (203) 861-7240
                   Attention:  Chief Operating Officer or General Counsel

          with a copy sent contemporaneously to:

                   Cahill Gordon & Reindel
                   80 Pine Street
                   New York, New York  10005
                   Facsimile No.:  (212) 269-5420
                   Attention:  Immanuel Kohn

          If to the Escrow Agent, to:



                   Facsimile No.:
                   Attention:

or to such other address as such party shall designate by written notice to the other parties hereto.

     11. Term; Amendment; Assignment. This Agreement shall continue until the earlier of the date on which (a) all of the Escrowed Funds have been released from the Escrow Account in accordance with Section 6 or (b) the Escrow Agent receives a written notice of termination from Buyer and Seller; provided; that
Section 6(d)(ii)(y) shall survive the termination of this Agreement pursuant to the foregoing clause (a). This Agreement may be amended only by a written instrument signed by all of the parties hereto and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary in the foregoing, Seller shall be permitted to assign its right to receive Escrowed Funds in accordance with Section 6.

     12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. In making proof of this Agreement it shall be necessary to produce or account for only one such counterpart signed by or on behalf of the party sought to be charged herewith.

     13. Successor Escrow Agent. If the Escrow Agent wishes to resign as escrow agent hereunder, the Escrow Agent must give written notice to Buyer and Seller at least 90 days prior to the proposed date of resignation. Buyer and Seller shall seek a successor escrow agent to replace the Escrow Agent. If a successor escrow agent has not been appointed within 90 days after the Escrow Agent's delivery of its resignation notice to Buyer and Seller, the Escrow Agent may petition a court of competent jurisdiction to appoint such a successor escrow agent. Resignation shall be effective upon appointment of a successor escrow agent.

     14. Entire Agreement. This Agreement, together with the Purchase Agreement (including the attachments thereto) and the Transfer and Assumption Agreement (as defined in the Purchase Agreement), contains the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. No prior agreement, either written or oral, shall be construed to change, amend, alter, repeat or invalidate this Agreement.

     15. Representations of Buyer and Seller. Each of Buyer and Seller, in such capacity, represents and warrants to the Escrow Agent that it has the power and authority to enter into this Agreement and to carry out its obligations hereunder, that it has duly authorized, executed and delivered this Agreement, and this Agreement is its valid and legally binding obligation.

     16. Governing Law. The validity, enforceability and construction of this Agreement shall be governed by the laws of the State of New York (without giving effect to principles of conflicts of laws).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                        BUYER:

                        FOLKSAMERICA HOLDING COMPANY, INC.


                        By:
                            -------------------------------------------
                            Name:
                            Title:


                        FOLKSAMERICA REINSURANCE COMPANY


                        By:
                            -------------------------------------------
                            Name:
                            Title:


                        SELLER:

                        RISK CAPITAL REINSURANCE COMPANY


                        By:
                            -------------------------------------------
                            Name:
                            Title:


                        ESCROW AGENT:

                        [CITIBANK, N.A.]


                        By:
                            -------------------------------------------
                            Name:
                            Title:

                       Schedule 1 to the Escrow Agreement

                         INITIAL INVESTMENT INSTRUCTIONS

                       Schedule 2 to the Escrow Agreement

                              FEES OF ESCROW AGENT


Acceptance Fee (one-time charge)                              [            ]

Administration Fee                                            [            ]

                         Annex A to the Escrow Agreement

                                   DEFINITIONS


     "Appointed Experts" means (i) an independent actuary and/or, (ii) a firm of independent public accountants, which shall be one of the "Big Five" firms of public accountants, each of which shall be satisfactory to Buyer and Seller.

     "Balance Sheet" means the Closing Date Balance Sheet of Seller delivered to Buyer pursuant to Section 2.04(a) of the Purchase Agreement.

     "Beginning Date" means the Closing Date.

     "Beginning Reserves" means the Reserves as set forth on the Balance Sheet.

     "Buyer Portion" means, subject to the last sentence of this paragraph, all or a part of the (i) the Deposited Amount multiplied by a fraction of which (x) the numerator is the Reserve Deficiency and (y) the denominator is the Deposited Amount, plus (ii) the same fractional proportion of interest, dividends and other distributions earned on the Deposited Amount to the Settlement Date, plus
(iii) to the extent that Buyer has not been fully compensated for principal and interest on the Reserve Deficiency as calculated pursuant to (i) and (ii) above, an amount equal to any Tax Distributions the Escrow Agent has released to Seller for Tax Distributions including an amount of interest on such Tax Distributions from the release date at a rate equal to the average rate of return on the Deposited Amount to the Settlement Date. The final amount paid to Buyer shall be reduced by amounts paid to Buyer pursuant to Section 6(c) and the amount of interest in the Escrow Account shall be equitably allocated to Buyer with the recognition that Buyer may have received all or a part of the Buyer Portion under clause (i) above prior to the Settlement Date. If clause (iii) is applicable, Buyer shall cooperate in any of Seller's efforts to seek a refund of or tax benefit with respect to income taxes paid or tax benefits used by Seller in respect of earnings on Escrowed Funds.

     It is the intention of the above calculations that Buyer receive all or a part of the Deposited Amount equal to the Reserve Deficiency and that Buyer (and Seller, if applicable) receive on the Settlement Date an equitable apportionment of interest on the amount of the Deposited Amount (taking into consideration any distributions from the Escrowed Funds) to which they are entitled pursuant to this Agreement.

     "Closing Date" means                    , 2000

     "Business" means all business written prior to the Closing Date under the Treaties (as defined in the Transfer and Assumption Agreement) for the account of Seller, other than the CPIS Business.

     "CPIS Business" means all business produced by Capital Protection Insurance Services, LLC for the account of Seller.

     "Deposited Amount" means the amount required to be deposited by the Seller in the Escrow Account pursuant to Section 2.04(b)(iii) of the Purchase Agreement.

     "Ending Reserves" means the Reserves as of the Valuation Date. The determination of Ending Reserves shall be (i) conducted by the independent actuary making such determination (x) using its independent judgment based on prevailing facts, circumstances and trends, (y) in accordance with generally accepted actuarial standards and principles and (z) to the extent not inconsistent with the foregoing, in a manner and applying a method consistent with the determination of the Beginning Reserves and (ii) consistent with Buyer's audited financial statements for the fiscal year that includes the Valuation Date. It is understood that such actuary shall in no way be inhibited in the use of its independent judgment.

     "Escrowed Funds" means the Deposited Amount, together with any interest, dividends or other distributions on or proceeds from any investment thereof under the Escrow Agreement, less the aggregate amount of Tax Distributions.

     "GAAP" means United States generally accepted accounting principles applied on a basis consistent with those applied in preparing the Balance Sheet.

     "Objection Notice" means a written notice to Buyer and the Escrow Agent that Seller disputes the Reserve Deficiency/Reserve Redundancy, Paid Losses, Ending Reserves and/or any component of any of the foregoing, and specifying in reasonable detail the Seller's reasons for such dispute.

     "Objection Period" means the period of sixty (60) days following Seller's receipt of the latest of the reports referred to in Section 4.

     "Paid Losses" means losses and loss adjustment expenses of the Business actually paid by or on behalf of FRC from (but excluding) the Beginning Date to (and including) the Valuation Date, less (x) any amounts actually received as of the Valuation Date in respect of such losses and loss adjustment expenses pursuant to insurance, reinsurance, retrocession or similar contracts, treaties, agreements or arrangements and (y) salvage and subrogation actually received as of the Valuation Date in respect of such losses and loss adjustment expenses; provided that the portion of unallocated loss adjustment expenses included in such loss adjustment expenses shall not exceed the amount of unallocated loss adjustment expenses included in the Beginning Reserves except as the result of the recharacterization as unallocated loss adjustment expenses, pursuant to a change prescribed by the National Association of Insurance Commissioners or the New York Insurance Department, of an item that at the date hereof would constitute allocated loss adjustment expenses. For purposes of this provision, unallocated loss adjustment expenses shall mean internal expenses for compensation of FRC's officers and employees and related overhead expenses. The calculation of Paid Losses shall be (x) made in accordance with GAAP and (y) consistent with Buyer's financial statements for the fiscal period ending with the Valuation Date.

     "Permitted Investments" means investment grade securities issued, fully guaranteed or fully insured by any State of the United States or any political subdivision thereof (including "revenue" bonds) and money market funds substantially all of whose assets consist of such securities, which shall not
(A) mature later than the Settlement Date or (B) be subject to any federal or state income tax applicable to the Seller.

     "Reserves" means, as of any date, (1) the reserve for unpaid losses, including the case reserve and reserve for incurred but not reported (IBNR) losses (including the reserve for unearned premium deficiency), plus (2) the reserve for loss adjustment expenses; provided that the portion of unallocated loss adjustment expenses included in such reserve shall not exceed the amount of unallocated loss adjustment expenses included in the Beginning Reserves, plus
(3) unearned premium reserves, minus (4) anticipated salvage and subrogation, minus (5) collectible reinsurance recoverables, in each case, on such date with respect to the Business.

     "Reserve Deficiency" has the meaning given to such term in Section 4(iii).

     "Reserve Redundancy" has the meaning given to such term in Section 4(iii).

     "Seller Portion" means all of the Escrowed Funds less the Buyer Portion.

     "Settlement Date" means (a) if Seller does not give an Objection Notice within the Objection Period, the second business day following the end of the Objection Period, and (b) if Seller gives an Objection Notice within the Objection Period, the second business day following the later of (x) the determinations and confirmations by the Appointed Experts pursuant to Section 5(a) or (y) the resolution of any dispute regarding Paid Losses.

     "Valuation Date" means the fifth anniversary of the Closing Date.